THE TAIWAN FUND, INC. REVIEW
December 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) increased by 4.41% in U.S. Dollar terms in December. Local institutions, proprietary traders and foreign investors net bought NT$4.81 billion, NT$13.83 billion and NT$16.17 billion, respectively. The tourism and financial sectors outperformed relative to the TAIEX, with an increase of 24.30% and 10.53% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the plastic and glass sectors underperformed and declined 9.45% and 7.33% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in November rose 3.52% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 4.64% in November, 0.27% higher than the previous month. According to Customs’ records, Taiwan’s exports in November decreased by 23.3% YoY to US$16.78 billion, negative for the third consecutive month. Export orders in November were down by 28.51% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.45% in December. An overweight position in the TFT-LCD sector and an underweight position in the petrochemical sector contributed positively to the Fund’s performance, while an overweight position in the operator sector and an underweight position in the banking sector negatively contributed to the Fund’s performance.
Investment Strategy:
In December, we saw trend reversal as investors became less responsive to bad news on aggressive policy measures. Also, trend reversal in particular took place in sector allocation, and investors began to show greater risk appetite for the strong rally of AU Optronics (“AUO”) and the weak performance of the telecoms. Despite the trend, we believe that the TAIEX has no catalysts to sustain a bull run, due to earnings disappointments and the possible outbreak of a major credit event. The near-term benefits brought about by the recently inked cross-strait agreements are not likely to wholly offset the impact of the global slowdown on Taiwan’s economy. Because fundamentals remain poor and the traditional weak season is approaching, tech shares are likely to stay range bound in the near term. Hence, we choose to stay with our defensive position. In terms of sector allocation, we remain slightly overweight in defensive technology (i.e. operators) and underweight in cyclicals and financials.

Total Fund Sector Allocation

	% of	% of
As of 12/31/08	Investment	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.6	3.3
Electronics Distribution	2.8	0.8
IC Design	7.5	3.4
PC & Peripherals	2.7	7.0
Optoelectronic	6.1	5.6
Other Electronic	5.8	5.7
Semiconductor Manufacturing	9.9	14.4
Telecommunications	18.5	11.1
Construction/Cement/Glass	4.5	3.3
Foods	2.0	1.5
Plastics/Chemicals	1.6	8.1
Textiles	1.0	1.6
Electric Machinery/Appliance	—	1.3
Tourism/Paper/Biotech	1.0	1.1
Iron & Steel	2.8	3.5
Automobile/Rubber	1.2	1.5
Transportation	—	2.7
Wholesale & Retail	5.2	1.2
Miscellaneous(Footware/Others)	2.5	1.8
Petroleum Services	2.7	5.6
Financial Services	8.9	15.3

Total	89.3	100.0
Cash	10.7

Technology	55.9	51.5
Non-Technology	24.5	33.2
Financial	8.9	15.3

Total Net Assets: US$185.38 Million

Top 10 Holdings of Total Fund Portfolio

As of 12/31/08	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co., Ltd.	8.13

Chunghwa Telecom Co., Ltd.	7.45

Hon Hai Precision Industry Co., Ltd.	4.24

MediaTek, Inc.	4.04

Taiwan Mobile Co., Ltd.	3.57

President Chain Store Corp.	3.16

Au Optronics Corp.	3.12

Synnex Technology International Corp.	2.80

China Steel Corp.	2.75

Formosa Petrochemical	2.74

Total	42.00

NAV: US$9.98  Price: US$9.15     Discount: -8.32%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	3.96%	4.41%	4.41%
Fiscal Year to Date (c)	-35.35%	-37.35%	-36.93%
One Year	-46.65%	-46.66%	-43.73%
Three Years	-10.73%	-11.16%	-7.28%
Five years	-1.63%	-4.21%	-0.32%
Ten Years	-2.47%	-3.51%	N/A
Since Inception	7.18%	7.37%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 11/30/08	As of 12/31/08
TAIEX	4460.49	4591.22
% change in NTD terms	-8.42	2.93
% change in USD terms	-9.26	4.41
NTD Daily avg. trading volume (In Billions)	58.17	53.53
USD Daily avg. trading volume (In Billions)	1.75	1.63
NTD Market Capitalization (In Billions)	11404.90	11771.50
USD Market Capitalization (In Billions)	342.60	358.69
FX Rate: (NT$/US$)	33.2890	32.8180
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang